Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-166511, 333-218976, 333-189730 and 333-289580 on Form S-8 of Primis Financial Corp. (formerly Southern National Bancorp of Virginia, Inc.) of our report dated March 16, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting , which included an adverse opinion as to the effectiveness of internal control, appearing in this Annual Report on Form 10-K.

/s/ Crowe, LLP

Ft. Lauderdale, Florida

March 16, 2026